Exhibit 99.1

VBI Vaccines Announces Completion of Sales Process to K2

CAMBRIDGE, Mass. – January 3, 2025 – VBI Vaccines Inc. (“VBI” or the “Company”) today announced, that, in connection with its creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and its previously announced sale and investment solicitation process, the Company completed the transactions (together, the “Transaction”) contemplated by that certain amended and restated acquisition agreement made effective as of October 24, 2024 (as amended from time to time, the “Acquisition Agreement”) with K2 VBI Equity Trust, LLC (the “Purchaser”), an affiliate of K2 HealthVentures LLC, one of the secured creditors of the Company and the lender under the debtor-in-possession financing implemented in connection with the CCAA proceedings. The Acquisition Agreement had been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”) on October 31, 2024.

Following completion of the Transaction, in accordance with the Acquisition Agreement and the Court order, all of the previously issued and outstanding common shares of the Company have been redeemed and cancelled without consideration, and VBI and certain of its subsidiaries, namely VBI Vaccines (Delaware) Inc. and Variation Biotechnologies Inc., became wholly-owned subsidiaries of the Purchaser and emerged from the CCAA proceedings. Furthermore, all of the directors and executive officers of VBI have resigned effective upon closing of the Transaction and have been replaced by nominees of K2. The Company wishes to thank each of them for their stewardship in guiding the Company through this corporate transition.

For further details regarding the Transaction and the Acquisition Agreement, refer to the press release of the Company dated December 10, 2024, available on the Company’s SEDAR+ profile at www.sedarplus.ca.

The Company is expected to apply for an order to cease to be a reporting issuer under Canadian securities laws in all Canadian jurisdictions in which it is currently a reporting issuer. Upon ceasing to be a reporting issuer, the Company would no longer file any further continuous disclosure. The Company is also expected to deregister its common shares under the U.S. Securities Exchange Act of 1934, as amended.

Additional Information

For addition information regarding the CCAA proceedings, please contact Ernst & Young Inc., the Court-appointed monitor of VBI and its subsidiaries by telephone at 1-888-338-1764, or by email at vbi.monitor@ca.ey.com. Documents on the CCAA proceedings, including copies of the orders granted by the Court, are also available at the following address: https://documentcenter.ey.com.

About VBI Vaccines Inc.

VBI Vaccines Inc. is a biopharmaceutical company which, through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology and a proprietary mRNA-launched eVLP (“MLE”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is headquartered in Cambridge, Massachusetts.

Website home: https://www.vbivaccines.com/